CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
BroadVision, Inc.

We consent to incorporation by reference herein our report dated January 28, 1998, except as to Note 11, which is as of March 4, 1998, related to the consolidated balance sheets of BroadVision, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and our report dated March 5, 1998, on the related financial statement schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of BroadVision, Inc.

                                                /s/ KPMG Peat Marwick LLP

Mountain View, California
August 26, 1998